Exhibit 16.1

March 31, 2008

Office of the Chief Accountant
Securities and Exchange Commision
100 F Street , N.E.
Washington, D.C.
20549

Dear Sir and/or Madam:

We have read the statements made by Nevstar Corporation under Item 4.01 of the Form 8-K it will file on or about March 31, 2008. We agree with such statements made regarding our firm.

Your truly,

/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

cc: Nevstar Corporation